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                                                                     EXHIBIT 4.3

                 FINANCIAL GUARANTY INSURANCE POLICY ENDORSEMENT

Attached to and forming part of                   Effective Date of Endorsement:
Financial Guaranty Insurance Policy                              August 25, 2006
#AB1015BE issued to:

JPMorgan Chase Bank, N.A.
as Indenture Trustee for the Holders of Origen
Manufactured Housing Contract Trust
Collateralized Notes, Series 2006-A, Class A

     For all purposes of the Policy, the following terms shall have the following meanings:

     "Agreement" shall mean the Indenture.

     "Ambac Premium Letter" has the meaning set forth in the Insurance
Agreement.

     "Available Funds Cap Carry-Forward Amount" has the meaning set forth in the Indenture.

     "Business Day" shall mean any day other than (i) a Saturday or Sunday or
(ii) a day on which banking institutions in the state of New York or the city in which the Corporate Trust Office or the office of the Insurer is located are required or authorized by law or executive order to be closed.

     "Class A Notes" shall mean any one of the Origen Manufactured Housing Contract Trust Collateralized Notes, Series 2006-A, Class A-1 or Class A-2, substantially in the form set forth as Exhibit A-1 or A-2 to the Indenture.

     "Closing Date" means August 25, 2006.

     "Due for Payment" shall mean, (i) with respect to an Insured Amount, the Payment Date on which Insured Amounts are due and payable pursuant to the terms of the Indenture and (ii) with respect to a Preference Amount, the Business Day on which the documentation required by the Insurer has been received by the Insurer.

     "First Payment Date" shall mean September 15, 2006.

     "Final Stated Maturity Date" shall mean the Payment Date occurring in November 2018 with respect to the Class A-1 Notes and October 2037 with respect to the Class A-2 Notes.

     "Guaranteed Interest Payments" means, with respect to any Payment Date and any Class of Class A Notes, the related Interest Payment Amount for such Class calculated in accordance with the original terms of the Class A Notes and the Indenture

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(including, without limitation, the determination of the Maximum Auction Rate on the Class A-2 Notes) after giving effect to amendments or modifications to which the Insurer has given its written consent; provided, however, that Guaranteed Interest Payments will not include (i) any Available Funds Cap Carry-Forward Amounts, (ii) interest shortfalls under the Relief Act or similar state legislation, (iii) default interest or (iv) interest shortfalls with respect to prepayments of Contracts.

     "Guaranteed Principal Payment Amount" for the Final Stated Maturity Date for any Class of Class A Notes, is the amount needed to pay the outstanding Note Balance of such Class of Class A Notes and (b) for any other Payment Date, the excess, if any, of the aggregate Note Balance (after giving effect to all allocations and payments of principal to be made on the Notes on such Payment Date, without giving effect to payments under the Policy to be made on such Payment Date) exceeds the Pool Principal Balance for such Payment Date (i.e., at the end of the related Due Period).

     "Holder" shall mean the registered owner or beneficial owner of a Class A Note.

     "Indenture" shall mean the Indenture, dated as of August 1, 2006 between Origen Manufactured Housing Contract Trust 2006-A, as Issuer, and JPMorgan Chase Bank, National Association, as Indenture Trustee, as amended, modified or supplemented from time to time in accordance with the terms thereof.

     "Indenture Trustee" shall mean JPMorgan Chase Bank, National Association, or its successor-in-interest, in its capacity as Indenture Trustee under the Indenture, or if any successor indenture trustee shall be appointed as provided therein, then "Indenture Trustee" shall also mean such successor indenture trustee, subject to the provisions thereof.

     "Insurance Agreement" shall mean the Insurance and Indemnity Agreement, dated as of August 25, 2006, among the Insurer, Origen Financial L.L.C., as Sponsor and Servicer, Origen Residential Securities, Inc., as Depositor, Origen Servicing, Inc., as Subservicer, Origen Securitization Company, LLC, as the Seller, and the Indenture Trustee, as such agreement may be amended, modified or supplemented from time to time, in accordance with the terms thereof.

     "Insured Amount" shall mean, for any Payment Date, an amount equal to the sum of (x) the excess of the Guaranteed Interest Payments over the amount available for distribution to the Holders after payment of the amounts due under
Section 8.02 (a)(i)-(iv) of the Indenture and (y) the Guaranteed Principal Payment Amount.

     "Insured Payments" shall mean, the aggregate amount actually paid by the Insurer to, or at the direction of, the Indenture Trustee (i) with respect to any Payment Date, in respect of Insured Amounts for a Payment Date and (ii) in respect of Preference Amounts for any given Business Day.

     "Insurer" shall mean Ambac Assurance Corporation, or any successor thereto, as issuer of the Policy.


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     "Late Payment Rate" shall mean for any Payment Date, the lesser of (i) the greater of (a) the per annum rate of interest, as it is publicly announced by Citibank, N.A. at its principal office in New York, New York as its prime lending rate (any change in such prime rate of interest to be effective on the date such change is announced by Citibank, N.A.) plus 2% per annum and (b) the then applicable highest rate of interest on the Class A Notes and (ii) the maximum rate permissible under applicable usury or similar laws limiting interest rates. The Late Payment Rate shall be computed on the basis of the actual number of days elapsed over a year of 360 days.

     "Nonpayment" shall mean, with respect to any Payment Date, an Insured Amount is Due for Payment but has not been paid pursuant to the Indenture.

     "Note Payment Account" shall mean the segregated non-interest bearing trust account established by the Indenture Trustee pursuant to Section 3.01 of the Indenture.

     "Notice" shall mean the telephonic or telegraphic notice, promptly confirmed in writing by telecopy substantially in the form of Exhibit A to the Policy, the original of which is subsequently delivered by registered or certified mail, from the Indenture Trustee specifying the Insured Amount or Preference Amount which shall be due and owing on the applicable Payment Date.

     "Payment Date" shall mean the 15th day of any month (or if such 15th day is not a Business Day the first Business Day immediately following) beginning with the First Payment Date.

     "Policy" shall mean the Financial Guaranty Insurance Policy No. AB1015BE together with each and every endorsement hereto.

     "Preference Amount" shall mean any payment of principal or interest previously distributed to a Holder of a Class A Note, which would have been covered under the Policy as an Insured Amount, which has been deemed a preferential transfer and was previously recovered from its owner pursuant to the United States Bankruptcy Code, as amended from time to time, in accordance with a final, non-appealable order a court of competent jurisdiction.

     "Premium" shall mean the premium payable in accordance with the Policy and the Ambac Premium Letter.

     "Reimbursement Amount" shall mean, as to any Payment Date, the sum of (x)
(i) all Insured Payments paid by the Insurer, but for which the Insurer has not been reimbursed prior to such Payment Date pursuant to Section 8.02(a)(vii) of the Indenture, plus (ii) interest accrued on such Insured Payments not previously repaid, calculated at the Late Payment Rate from the date the Indenture Trustee, or any other Person at its direction to the extent contemplated hereby received the related Insured Payments, and (y) without duplication (i) any amounts then due and owing to the Insurer under the Insurance Agreement, as certified to the Indenture Trustee by the Insurer plus
(ii) interest on such amounts at the Late Payment Rate from the date any such amounts became due and owing to the date of reimbursement thereof to the Insurer.


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     "Relief Act Shortfalls" shall mean interest shortfalls resulting from the application of the Servicemembers Civil Relief Act, as amended, or any similar state law.

     Capitalized terms used herein as defined terms and not otherwise defined herein shall have the meaning assigned to them in the Insurance Agreement and the Indenture, as applicable, without regard to any amendment or modification thereof, unless such amendment or modification has been approved in writing by the Insurer.

     Notwithstanding any other provision of the Policy, the Insurer will pay any Insured Amount payable hereunder no later than 12:00 noon, New York City time, on the later of (i) the Payment Date on which the related Insured Amount is Due for Payment and (ii) the second Business Day following receipt in New York, New York on a Business Day by the Insurer of a Notice at the address and in the manner provided in Section 6.02 of the Insurance Agreement; provided that, if such Notice is received after 12:00 noon, New York City time, on such Business Day, it shall be deemed to be received on the following Business Day. If any such Notice is not in proper form or is otherwise insufficient for the purpose of making a claim under the Policy, it shall be deemed not to have been received for purposes of this paragraph, and the Insurer shall promptly so advise the Indenture Trustee and the Indenture Trustee may submit an amended or corrected Notice.

     The Insurer will pay any Preference Amount when due to be paid pursuant to the Order (as defined below), but in any event no later than the second Business Day following receipt by the Insurer of (i) a certified copy of a final, non-appealable order of a court or other body exercising jurisdiction in such insolvency proceeding to the effect that the Indenture Trustee, or Holder, as applicable, is required to return such Preference Amount paid during the term of the Policy because such payments were avoided as a preferential transfer or otherwise rescinded or required to be restored by the Indenture Trustee or Holder (the "Order"), (ii) an opinion of counsel satisfactory to the Insurer, stating that such Order has been entered and is final and not subject to any stay, (iii) an assignment, in form and substance satisfactory to the Insurer, duly executed and delivered by the Indenture Trustee or Holder, irrevocably assigning to the Insurer all rights and claims of the Indenture Trustee and/or such Holder relating to or arising under the Indenture against the estate of the Indenture Trustee or otherwise with respect to such Preference Amount, (iv) appropriate instruments in form satisfactory to the Insurer to effect the appointment of the Insurer as agent for the Indenture Trustee and such Holder in any legal proceeding relating to such Preference Amount, and (v) a Notice (in the form attached hereto as Exhibit A) appropriately completed and executed by the Indenture Trustee; provided, that if such documents are received after 12:00 noon, New York City time, on such Business Day, they will be deemed to be received on the following Business Day; provided, further, that the Insurer shall not be obligated to make any payment in respect of any Preference Amount representing a payment of principal on the Class A Notes prior to the time the Insurer would have been required to make a payment in respect of such principal pursuant to the first paragraph of the face of the Policy. Such payment shall be disbursed to the receiver, conservator, debtor-in-possession or Indenture Trustee in bankruptcy named in the Order, and not to the Holder directly, unless the Holder has made a payment of the Preference Amount to the court or such receiver,

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conservator, debtor-in-possession or trustee in bankruptcy named in the Order, in which case the Insurer will pay the Holder, subject to the delivery of (a) the items referred to in clauses (i), (ii), (iii), (iv) and (v) above to the Insurer and (b) evidence satisfactory to the Insurer that payment has been made to such court or receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order.

     The Insurer shall be subrogated to the rights of each Holder to the extent of any payment by the Insurer under the Policy.

     The Insurer hereby agrees that if it shall be subrogated to the rights of Holders by virtue of any payment under the Policy, no recovery of such payment will occur unless the full amount of the Holders' allocable distributions for such Payment Date can be made. In so doing, the Insurer does not waive its rights to seek full payment of all Reimbursement Amounts owed to it under the Insurance Agreement and the Indenture.

     The Insurer's payment obligations hereunder with respect to particular Insured Payments shall be discharged to the extent funds equal to the applicable Insured Payments are paid by the Insurer to, or at the direction of, the Indenture Trustee in accordance with the Indenture Trustee's requests, whether or not such funds are properly applied by the Indenture Trustee.

     The Policy does not cover Available Funds Cap Carry-Forward Amounts, Relief Act Shortfalls, default interest, interest shortfalls due to the partial or full prepayment of the Contracts, in each case, if any, payable in respect of the Class A Notes, nor does the Policy guarantee to the Holders any particular rate of principal payment. The Policy does not insure against loss relating to payments made in connection with the sale of the Class A-2 Notes at auctions or losses suffered as a result of a Holder's inability to sell Class A Notes. In addition, the Policy does not cover shortfalls, if any, attributable to the liability of the Indenture Trustee or any Holder for withholding taxes, if any, (including interest and penalties in respect of any liability for withholding taxes), or any risk other than Nonpayment, including the failure of the Indenture Trustee to make any payment required under the Indenture to the Holders.

     The terms and provisions of the Indenture constitute the instrument of assignment referred to in the second paragraph of the face of the Policy.

     A premium will be payable on the Policy on each Payment Date as provided in
Section 3.02 of the Insurance Agreement, beginning with the Closing Date, in an amount equal to the Premium set forth in the Ambac Premium Letter. The premium on the Policy is not refundable for any reason, including the payment of any Class A Notes prior to their maturities.

     Ambac's obligations to make payment under this Policy are irrevocable, absolute and unconditional, irrespective of the value, genuineness, validity, legality or enforceability of the Indenture or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for the amounts Due for Payment hereunder, and, to the fullest extent permitted by


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applicable law, Ambac hereby waives any legal or equitable defense to payment under this Policy, including fraud in the inducement or fraud in the fact. Ambac hereby expressly waives diligence, presentment, protest and any requirement that the Indenture Trustee exhaust any right, power or remedy or proceed against the Trust Estate, or against any other person under any other guarantee of, or security for, the Indenture, provided that the Indenture Trustee shall be required to deliver a Notice as contemplated by this Policy. None of the foregoing waivers shall prejudice any claim Ambac may have, including without limitation for Reimbursement Amounts, whether directly or as subrogee, subsequent to making such payment to the Indenture Trustee in accordance with this Policy.

     THIS POLICY IS NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW.

     The Policy to which this endorsement is attached and of which it forms a part is hereby amended to provide that there shall be no acceleration payment due under the Policy unless such acceleration is at the sole option of the Insurer.

     Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, conditions, provisions, agreements or limitations of the above mentioned Policy other than as above stated.

     To the extent the provisions of this endorsement conflict with the provisions in the above-mentioned Policy, the provisions of this endorsement shall govern.

     The Policy and the obligations of the Insurer thereunder will terminate without any action on the part of the Insurer or any other person on the date that is one year and one day following the earlier to occur of (i) the date on which all amounts required to be paid on the Class A Notes have been paid in full and (ii) if any proceedings requisite to avoidance as a Preference Amount have been commenced on or prior to the date specified in clause (i) above, the 30th day after the entry of a final and nonappealable order in resolution or settlement of each such proceeding.

     Upon termination of the Policy, the Indenture Trustee shall deliver the original of the Policy to the Insurer.

     No person other than the Indenture Trustee shall be entitled to present the Notice.

     No waiver of any rights or powers of the Holders or the Indenture Trustee or consent by any of them shall be valid unless signed by an authorized officer or agent thereof.

     The Policy is issued under and pursuant to, and shall be construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.


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     IN WITNESS WHEREOF, Ambac Assurance Corporation has caused this endorsement to the Policy to be signed by its duly authorized officers


/s/ Kathleen Drennen                    /s/ Gary Gal
-------------------------------------   ----------------------------------------
Assistant Secretary                     Managing Director


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                                    EXHIBIT A
                   TO THE FINANCIAL GUARANTY INSURANCE POLICY
                               Policy No. AB1015BE

                         NOTICE OF NONPAYMENT AND DEMAND
                         FOR PAYMENT OF INSURED AMOUNTS

                                        Date: [__________]

Ambac Assurance Corporation
One State Street Plaza
New York, New York 10004
Attention: General Counsel
Telecopy No.: (212) 363-1459
Confirmation: (212) 668-0340

     Reference is made to Financial Guaranty Insurance Policy No. AB1015BE (the "Policy") issued by Ambac Assurance Corporation ("Ambac"). Terms capitalized herein and not otherwise defined shall have the meanings specified in the Indenture, dated as of August 1, 2006 (the "Indenture") between Origen Manufactured Housing Contract Trust 2006-A, as Issuer, and JPMorgan Chase Bank, N.A., as Indenture Trustee, unless the context otherwise requires.

     The Indenture Trustee hereby certifies as follows:

     1. The Indenture Trustee is the Indenture Trustee under the Indenture for the Holders.

     2.   The relevant Payment Date is [date].

     3. Payment on the Class A Notes in respect of the Payment Date is due to be received on _________________________ under the Indenture in an amount equal to $_________.

     4. There is [an Insured Amount] [a Preference Amount] of $______________ in respect of the Class A Notes, which amount is Due for Payment pursuant to the terms of the Indenture.

     5. The Indenture Trustee has not heretofore made a demand for the Insured Amount in respect of the Payment Date.

     6. The Indenture Trustee hereby requests the payment of the [Insured Amount] [Preference Amount] that is Due For Payment be made by Ambac under the Policy and directs that payment under the Policy be made to the following account by bank wire transfer of federal or other immediately available funds in accordance with the terms of the Policy to:


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          ______________________________ (Indenture Trustee's account number).

     7. The Indenture Trustee hereby agrees that, following receipt of the [Insured Amount] [Preference Amount] from Ambac, it shall (a) hold such amounts in trust and apply the same directly to the distribution of payment on the Class A Notes when due; (b) not apply such funds for any other purpose; (c) deposit such funds to the Note Payment Account and not commingle such funds with other funds held by Indenture Trustee and (d) maintain an accurate record of such payments with respect to each note and the corresponding claim on the Policy and proceeds thereof.


                                        By:
                                            ------------------------------------
                                            Indenture Trustee

                                        Title:
                                               ---------------------------------
                                               (Officer)


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